Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Synthesis Energy Systems, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Synthesis Energy Systems, Inc. and subsidiaries (a development stage enterprise) relating to the Synthesis Energy Systems, Inc. Amended and Restated 2005 Incentive Plan of our report dated September 12, 2008, with respect to the consolidated statements of operations, equity, and cash flows of Synthesis Energy Systems, Inc. and subsidiaries for the period from November 4, 2003 (inception) to June 30, 2008, which report appears in the June 30, 2013 annual report on Form 10-K of Synthesis Energy Systems, Inc.

/s/ KPMG LLP

Houston, Texas

June 9, 2014